UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                         PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


                Date of Report (Date of earliest event reported)
                                FEBRUARY 8, 2008


                                  NELNET, INC.
             (Exact name of registrant as specified in its charter)


          Nebraska                    001-31924                   84-0748903
     -----------------                ---------              ------------------
 (State or other jurisdiction        (Commission                (IRS Employer
       of incorporation)             File Number)            Identification No.)


              121 SOUTH 13TH STREET
                    SUITE 201
                LINCOLN, NEBRASKA                             68508
      -----------------------------------                   ----------
     (Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (402) 458-2370

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities
    Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange
    Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 8.01  OTHER EVENTS.

           The interest rates on certain of the Company's asset-backed securities are set and periodically reset via a "dutch auction" ("Auction Rate Securities") or through a remarketing utilizing broker-dealers and remarketing agents ("Variable Rate Demand Notes"). The Company is currently sponsor on approximately $2.0 billion of Auction Rate Securities and $0.9 billion of Variable Rate Demand Notes.

           For Auction Rate Securities, investors and potential investors submit orders through a broker-dealer as to the principal amount of notes they wish to buy, hold, or sell at various interest rates. The broker-dealers submit their clients' orders to the auction agent, who then determines the clearing interest rate for the upcoming period. Interest rates on these Auction Rate Securities are reset periodically, generally every 7 to 35 days, by the auction agent or agents. As previously disclosed by the Company, interest rates on these securities had widened during the third quarter of 2007 by as much as 50 to 100 basis points over historical levels and have continued to widen in the fourth quarter of 2007 and first quarter of 2008. In recent weeks as part of the ongoing credit market crisis, several auction rate securities from various issuers have failed to receive sufficient order interest from potential investors to clear successfully, resulting in failed auction status. Since February 8, 2008, certain Auction Rate Securities backed by student loans, including some of the Company's, have failed in this manner. Under normal conditions, the banks would step in when investor demand is week. However, as of recently they have been allowing these auctions to fail.

           As a result of a failed auction, the Auction Rate Securities will generally pay interest to the holder at a maximum rate as defined by the governing documents or indenture. While these rates will vary slightly by class of security, they will generally be based on a spread to Libor or Treasury Securities and will approximate the current one month LIBOR rate plus 100 to 150 basis points. The maximum rate for Variable Rate Demand Notes is based on a spread to Libor or Prime plus a defined amount above these indexes ranging from 175 to 200 basis points.

           The Company cannot predict whether future auctions related to its Auction Rate Securities will be successful. The Company is currently seeking alternatives for reducing its exposure to the auction rate market, but may not be able to achieve alternate financing for some or all of its Auction Rate Securities. The process for establishing the rates for the Company's Variable Rate Demand Notes is similar; however, the Company has only experienced limited disruption on the pricing of these securities.

           As previously disclosed, the legislative changes in September 2007 and capital market disruption that began in the third quarter of 2007 continues to impact the Company's operating results. The capital market disruption has continued into the first quarter and in certain areas, has deteriorated since year end. Since the Company cannot determine nor control the length or depth of the capital market disruption, it plans to be more selective in pursuing origination activity, in both the school and direct to consumer channels and will continue to review the viability of continuing to originate and hold other types of student loans, particularly private loans. As a result of these items, the Company will experience a decrease in origination volume compared to historical periods.

                                   SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 13, 2008

                                       NELNET, INC.




                                       By:  /S/ TERRY J. HEIMES
                                            ------------------------------------
                                       Name:    Terry J. Heimes
                                       Title:   Chief Financial Officer